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                                                                    Exhibit 99.1
                                   [NPC LOGO]
                                      NPC
                                      Consultants in Transaction Technology

FOR MORE INFORMATION CONTACT:

                           Dan Shingler
                           National City Corporation
PRESS RELEASE              (216) 575-2441


                     NATIONAL PROCESSING REACHES AGREEMENT
                    ON SALE OF CHECK SERVICES BUSINESS LINE

     LOUISVILLE, KY., APRIL 14, 1999 - National Processing Company (NPC) has reached a definitive agreement with International Payment Services, Inc. (IPS), a company newly formed by Stephen D. Kane and GTCR Fund VI, L.P., for the sale of NPC Check Services, Inc., a wholly owned subsidiary of NPC and part of NPC's Merchant Services Division. The Check Services business line engages in check verification, check guarantee, check conversion and related services.

     The transaction, valued at approximately $38 million, is expected to close in the second quarter of 1999. National Processing will include in its first quarter 1999 results a pre-tax charge of approximately $74 million, or $72 million after tax, to reflect the actual and estimated costs to sell, liquidate or dispose of several business lines, including Check Services.

     Thomas A. Wimsett, NPC executive vice president, said the sale will allow NPC to focus its efforts on selected business lines, including merchant credit card processing, imaging and travel-related business lines. "Not only will the Merchant Services Division achieve more focus on our card business," he said, "we will still enjoy the benefit of distributing combined credit, debit and check acceptance products through an ongoing marketing agreement with IPS."


        One Oxmoor Place                        Telephone 502.326.7000
        101 Bullitt Lane, Suite 450             Facsimile 502.326.7100
        Louisville, KY 40222
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     Stephen D. Kane, chairman and chief executive officer of IPS, said he is delighted with the transaction. "NPC's Check Services business is extremely well-positioned and properly scaled," he said. "It has an excellent national and regional customer base, exceptional products, good technology, an outstanding service record and, most importantly, an experienced, professional management team and work force that will continue to manage the business."

     Kane said that IPS will continue to grow this business and add new lines of payment services to broaden its products and services. He also noted that NPC will continue to provide to IPS, through a long-term outsourcing arrangement, its state-of-the-art call center and data conversion service, as well as other transitional services.

     NPC is the operating company of National Processing, Inc. (NYSE: NAP), a leading provider of transaction processing services and customized processing solutions. Approximately 88 percent of National Processing, Inc. is owned by National City Corporation (NYSE: NCC).

     International Payment Services is an affiliate of GTCR Golder Rauner, LLC. Will Kessinger, a principal of GTCR, said, "We have been working with Steve Kane for a number of years to find a strong platform company. This acquisition is a culmination of these efforts." Kane is the former vice chairman of First Financial Management Corporation and has over 20 years of experience in the payment processing industry.

     GTCR Fund VI is managed by GTCR Golder Rauner LLC, a leading private equity firm. GTCR Golder Rauner LLC's strategy is to sponsor an executive to consolidate a fragmented industry. GTCR Golder Rauner manages over $2 billion in private equity capital and has invested in more than 60 industry consolidations.